UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐   Preliminary Proxy Statement

☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a -6(e)(2))

☐   Definitive Proxy Statement

☐   Definitive Additional Materials

☒   Soliciting Material under §240.14a -12

Hanger, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒   No fee required.

☐   Fee paid previously with preliminary materials.

☐   Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0 -11.

Hanger-All Announcement E-mail/Intranet Article

Hanger Team,

Today we have a very important and exciting business update about the future of our company that I want you to hear directly from me via this video.

Here are a few of the key takeaways:

•	After much reflection, analysis, and discussion by Hanger’s Board of Directors, and a unanimous determination that it is in the best interests of Hanger and its stockholders, today we have announced plans for a transaction with Patient Square Capital that would result in Hanger no longer being publicly traded.

•	Your day-to-day jobs will not be impacted, and we will be the same company after the closing of the transaction, with our purpose, vision, values, long-term goals, and brand remaining unchanged.

•	This is an exciting next chapter for Hanger, providing access to increased healthcare expertise and broader relationships, while enabling us to further invest in our business to better position ourselves to achieve our strategic priorities and accelerate growth.

After watching the video, please access these frequently asked questions for additional details. More information can also be found in the press release we shared today.

Thank you for taking the time to review these materials, and thank you for all that you do.

Kind Regards,

Vinit

Vinit K. Asar

President & Chief Executive Officer

Additional Information and Where to Find It

This communication relates to the proposed merger (the “Merger”) of Hanger, Inc. (“Hanger”) and Hero Merger Sub, Inc. (“Merger Sub”), a subsidiary of Hero Parent, Inc. (“Parent”), pursuant to the terms of the Agreement and Plan of Merger, dated as of July 21, 2022, by and among Parent, Merger Sub and Hanger (the “Merger Agreement”). Parent and Merger Sub are indirect subsidiaries of funds managed and advised by Patient Square Capital. A special meeting of the stockholders of Hanger will be announced as promptly as practicable to seek stockholder approval in connection with the proposed Merger. Hanger expects to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed Merger. Stockholders of Hanger are urged to read the definitive proxy statement and other relevant materials filed with the SEC when they become available because they will contain important information about Hanger, Parent, Merger Sub and the Merger. Stockholders may obtain a free copy of these materials (when they are available) and other documents filed by Hanger with the SEC at the SEC’s website at www.sec.gov, at Hanger’s website at corporate.hanger.com or by sending a written request to our Corporate Secretary at our principal executive offices at 10910 Domain Drive, Suite 300, Austin, Texas 78758.

Participants in the Solicitation

Hanger, its directors and certain of its executive officers and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Hanger’s stockholders in connection with the Merger and any direct or indirect interests they have in the Merger will be set forth in Hanger’s definitive proxy statement for its special stockholder meeting when it is filed with the SEC. Information relating to the foregoing can also be found in Hanger’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 28, 2022 and Hanger’s definitive proxy statement for its 2022 Annual Meeting of Stockholders (the “Annual Meeting Proxy Statement”) filed with the SEC on April 7, 2022. To the extent that holdings of Hanger’s securities have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

(This message was sent to Hanger-All)

Internal Video Script

Hello Team Hanger,

I hope that all of you take the time to not only view this video in full, but also read the additional information that will accompany this important company update.

At Hanger, we are on the verge of an exciting new chapter for our company.

Thinking back on the evolution of Hanger, we became a publicly traded corporation in 1989, and since then, we have had our share of highs and lows, not unlike most businesses. During the last few years, it has become increasingly apparent that for a company of our size, and in a small industry relative to the larger healthcare market, there are challenges resulting from being a public company. This has proven out in many ways over the years.

During the better part of this year, the business environment has also had its fair share of challenges such as the current inflationary pressures that will likely lead to a recession. As a public company, we also have to deal with issues like managing our debt levels in a rising interest rate environment, while also needing to invest further in our business to achieve long-term growth.

Given all of these factors, and after much time, careful thought and deliberation, Hanger’s Board of Directors has determined that it is in the best interests of Hanger and its stockholders to pursue a transaction that would result in Hanger no longer being publicly traded.

Simply put, this proposed transaction would result in a change in the ownership of the company – we’re transitioning from being owned by public shareholders, to ownership by a private equity firm. We expect our day-to-day operations, and our long-term goals to remain the same. In other words, we believe that our vision, our values, our brand and our long- term goals will remain unchanged, and that we will keep our patients at the center of everything we do.

During the last few months we met with a number of third parties with potential interest in buying our company. Our criteria for a partner included many factors such as cultural fit, financial strength, and a strategic growth mindset, among others, in addition to value for our stockholders.

After conducting a thorough process, I’m excited to share that we have entered into an agreement with Patient Square Capital, a dedicated health care investment firm, with the result that Hanger will become a private company following the closing of the contemplated transaction. Patient Square Capital, founded by Jim Momtazee alongside Alex Albert, was formed to be a purpose-built and specialized financial firm with plans to become the pre-eminent investment firm in health care. When you visit their website, you will see their mantra stated as: “Patients are squarely at the center of all that we do.” Hence their name. While the firm itself is a couple years old, Jim is a 21-year veteran of KKR, one of the largest private equity firms in the world. Alex Albert was previously co-head of healthcare at Ares and started his career at KKR having worked with and known Jim for over 15 years. What’s important and interesting for you all to know is, Jim has followed the Hanger story for more than 20 years.

Fast forward to today, I am pleased to let you know that Jim, Alex and the team at Patient Square Capital have chosen to invest in us, and that we have signed a definitive merger agreement with them this afternoon. Now that the definitive agreement has been signed, we will work through closing the transaction together. This includes obtaining Hanger shareholder approval of the transaction, as well as receiving approvals from regulatory bodies in the coming few months. It is important to note that until such time we have those approvals and the deal is closed, Hanger will continue to operate independently and remain a publicly traded company.

Now, let me take a few minutes to emphasize a few key points, knowing that you will have access to a robust set of FAQs, and will receive more communication about this in the coming days and weeks.

First of all, you need to know that we have entered into this agreement with Patient Square because we believe it is in the best interests of our employees, patients, customers, and stockholders.

Next, it is important to know that the proposed transaction does in no way, shape, or form, affect our values, our purpose, or our broader business strategy. In fact, we believe that becoming a private company will give us a bit more flexibility in how we operate as we will not have the quarterly public reporting requirements that are in place as a public company.

I want to assure you that our board of directors has put a great deal of thought behind this decision. We are excited about the future prospects of Hanger in this new environment, including our ability to more effectively fulfill our purpose of empowering human potential, and positively impact more lives. This is a pivotal and exciting time for Hanger.

I recognize you will have many questions about what this means to each of you and I ask that you refer to the information that is now available via email and on our intranet. Furthermore, you will hear from other senior leaders on the topic in the coming days, and we will keep you updated throughout the process as we continue to move forward with this exciting next chapter for our company.

Thank you all for your time and thank you for all you do for us. I am sincerely appreciative of you all.